Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-234013, No. 333-226342, No. 333-218928, No. 333-195996, No. 333-176163, No. 333-163873, No. 333-142119, and No. 333-140865) on Form S-8 and in the registration statements (No. 333-234019, No. 333-213710, No. 333-184753, and No. 333-172201) on Form S-3 of People’s United Financial, Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of People’s United Financial, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
March 1, 2022